Exhibit 99.3

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

of Jade Therapeutics, Inc.

Salt Lake City, UT

We have audited the accompanying financial statements of Jade Therapeutics, Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jade Therapeutics, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

Florham Park, New Jersey

May 23, 2016

JADE THERAPEUTICS, INC.

BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$85,297	$158,597
Prepaid expenses	143,873	-
Total current assets	229,170	158,597
Property and equipment, net	726	1,370
Other assets	54,569	77,919
Total assets	$284,465	$237,886

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$278,572	$57,338
Accrued expenses	205,675	99,969
Deferred grant revenue	35,458	100,680
Series seed-2 convertible preferred stock proceeds received in advance	-	15,000
Total current liabilities	519,705	272,987
Stockholders’ deficit:
Convertible preferred Stock, $0.0001 par value; 40,000,000 shares authorized:
Series seed, $0.0001 par value; 600,000 authorized; 435,485 shares issued and outstanding as of December 31, 2015 and 2014	44	44
Series seed-2, $0.0001 par value; 588,235 authorized; 205,412 and -0- shares issued and outstanding as of December 31, 2015 and 2014, respectively	20	0
Common stock, $0.0001 par value; 50,000,000 shares authorized; 1,508,556 and 1,373,646 shares issued and outstanding as of December 31, 2015 and 2014, respectively	150	137
Additional paid-in capital	1,233,392	746,077
Accumulated deficit	(1,468,846)	(781,359)
Total stockholders’ deficit	(235,240)	(35,101)
Total liabilities and stockholders’ deficit	284,465	237,886

See accompanying notes to the financial statements.

JADE THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2014
Revenue
Grants:	$477,956	$230,531

Operating expenses:
Research and development	672,126	221,874
General and administrative	493,317	166,156
Total operating expenses	1,165,443	388,030
Loss from operations	687,487	157,499
Other income (expense)
Interest expense	-	(80)
Total other income (expense)	0	(80)
Net (loss)	$(687,487)	$(157,579)

See accompanying notes to the financial statements.

JADE THERAPEUTICS, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2015 AND 2014

	Convertible Preferred Stock				Common Stock
							Additional		Total
	Series Seed		Series Seed-2				Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2014	379,464	$38	-	$-	1,253,280	$126	$619,067	$(623,780)	$(4,549)

Issuance of series seed convertible preferred stock	56,021	6	-	-	-	-	56,032	-	56,038

Issuance of common stock	-	-	-	-	25,000	2	(2)	-	-

Stock-based compensation - common stock	-	-	-	-	95,366	9	23,308	-	23,317

Stock-based compensation - options	-	-	-	-	-	-	47,672	-	47,672

Net loss	-	-	-	-	-	-	-	(157,579)	(157,579)
Balance at December 31, 2014	435,485	44	-	-	1,373,646	137	746,077	(781,359)	(35,101)

Issuance of series seed-2 convertible preferred stock	-	-	73,059	7	-	-	124,194	-	124,201

Issuance of series seed-2 convertible preferred stock for services	-	-	132,353	13	-	-	224,987	-	225,000

Stock-based compensation - common stock	-	-	-	-	134,910	13	28,722	-	28,735

Stock-based compensation - options	-	-	-	-	-	-	109,412	-	109,412

Net loss	-	-	-	-	-	-	-	(687,487)	(687,487)
Balance at December 31, 2015	435,485	$44	205,412	$20	1,508,556	$150	$1,233,392	$(1,468,846)	$(235,240)

See accompanying notes to the financial statements.

JADE THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
Operating activities
Net loss	$(687,487)	$(157,579)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	644	913
Series seed-2 convertible preferred stock issued for services	81,127	-
Stock-based compensation	138,147	70,989
Write off of closed patents filing fees	24,386	-
Change in operating assets and liabilities:
Accounts payable	221,234	(50,714)
Accrued expenses	105,706	47,646
Deferred grant revenue	(65,222)	100,680
Net cash provided by (used in) operating activities	(181,465)	11,935

Investing activities
Patent filing fees	(1,036)	(4,062)
Net cash used in investing activities	(1,036)	(4,062)

Financing activities
Proceeds from issuance of series seed-2 convertible preferred stock	109,201	-
Proceeds from issuance of series seed convertible preferred stock	-	19,038
Series seed-2 convertible preferred stock proceeds received in advance	-	15,000
Net cash provided by financing activities	109,201	34,038

Net increase (decrease) in cash	(73,300)	41,911

Cash, beginning of year	158,597	116,686
Cash, end of year	$85,297	$158,597

Supplemental cash flows information
Cash paid during the years for:
Interest	$-	$80

Supplemental disclosure of non-cash activities
Series seed-2 convertible preferred stock issued for future services	$225,000	$-

Series seed-2 convertible preferred stock issued to satisfy liability	$15,000	$-

Series seed convertible preferred stock issued to satisfy liability	$-	$37,000

See accompanying notes to the financial statements.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

1.	Nature of Business

Jade Therapeutics, Inc. (the “Company”), a Delaware corporation, began operations in May 2011, and is a clinical-stage specialty pharmaceutical company that is engaged in the development of locally-administered, polymer-based products designed to treat poorly served ophthalmic indications. The Company’s proprietary, cross-linked, bio-erodible hydrogel technology has demonstrated a variety of unique and beneficial characteristics, whether employed alone or as a sustained-release drug-delivery vehicle. This approach could enable improved therapeutic outcomes along with increased patient compliance to therapy, decreased frequency of administration and office visits, and avoidance of subsequent surgeries – ultimately resulting in better visual outcomes with enhanced quality of life.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are required in calculating fair value of equity instruments, including stock options and restricted stock, establishing useful lives of intangible assets and property and equipment. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity at date of purchase of 90 days or less to be cash equivalents.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful life of 5 years for all assets. Maintenance and repair costs are expensed as incurred. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable, and recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. Through December 31, 2015, Management has not recorded any loss on impairment.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

2.	Summary of Significant Accounting Policies – (continued)

Other Assets

Other assets are comprised of patent legal fees, which are associated with the preparation, filing, and obtaining of patents. Maintenance costs of patents are expensed as incurred. Patents are capitalized and amortized on a straight-line basis over the useful lives of the underlying technologies and patents, usually for a period not exceeding 20 years. As of December 31, 2015, no patents have been issued nor amortized.

Revenue Recognition

The Company’s sole sources of revenue were grants received to fund certain research activities. The grants are recognized as revenue in the period in which the research activities are performed. Amounts received related to future performance are deferred and recognized as revenue in the period the research activity is performed.

Research and Development Expenses

Research and development (“R&D”) expenditures are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, benefits, facilities, research related overhead, sponsored research costs, contracted services, license fees, and other external costs. Because the Company believes that, under its current process for developing its product, viability of the product is essentially concurrent with the establishment of technological feasibility, no costs have been capitalized to date.

General and Administrative Expenses

General and administrative expenses are comprised primarily of salaries, benefits and other staff related costs associated with finance and other administrative personnel, and other general and administrative costs.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

2.	Summary of Significant Accounting Policies – (continued)

Stock-based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee’s requisite service period. A recent arm’s length transaction involving the sale or transfer of Company stock at the date of grant is used for restricted stock awards and the Black-Scholes valuation model is used to estimate the fair value of stock options. The Company recognizes compensation expense for non-employee stock option grants at the fair value of the goods or services received or the equity instruments issued, whichever is more reliably measurable.

The Company records deferred tax assets for awards that will result in deductions on the Company’s income tax returns, based on the amount of compensation expense recognized and the Company’s statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax benefit realized on the Company’s income tax return are recorded in additional paid-in capital if the tax benefit exceeds the deferred tax asset, or in the statement of operations if the deferred tax asset exceeds the tax benefit and no additional paid-in capital exists from previous awards.

Income Taxes

The Company provides deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes the impact of an uncertain tax position in the financial statements if that position is more likely than not of being sustained by the taxing authority.

Concentration of Credit Risk and Off-Balance-Sheet Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits cash in accredited financial institutions. Consequently, such funds are subject to minimal credit risk.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

2.	Summary of Significant Accounting Policies – (continued)

Concentration of Credit Risk and Off-Balance-Sheet Risk – (continued)

The Company has no off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

3.	Prepaid Expenses

Prepaid expenses consist of $143,873 in prepaid Series seed-2 convertible preferred stock under a service contract for certain preclinical development services at December 31, 2015.

4.	Property and Equipment

Property and equipment consists of the following:

	December 31,		Useful Life
	2015	2014	(Years)
Computer equipment	$5,438	$5,438	5
Less: accumulated depreciation	(4,712)	(4,068)
	$726	$1,370

Depreciation expense was $644 and $913 for the years ended December 31, 2015 and 2014, respectively.

5.	Related Party Transactions

A shareholder provides legal services to the Company. Payments recognized for these services were $32,607 and $0 for the years ended December 31, 2015 and 2014, respectively, of which $24,506 and $17,734 were included in accrued expenses at December 31, 2015 and 2014, respectively. These amounts reflect a promissory note payable for these services of $8,237 and $0 at December 31, 2015 and 2014, respectively. See Note 11.

The Company entered into consulting and employment agreements with several shareholders.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

5.	Related Party Transactions – (continued)

Payments recognized for the shareholders’ services were as follows:

	Year Ended December 31,
Position	2015	2014
Chief Medical Officer	$51,000	$34,000	(1)
Chief Operating Officer	39,996	26,664	(1)
Vice President of R&D	18,187	-
Chief Executive Officer	13,842	40,000	(1)
	$123,025	$100,664

(1)	All amounts prior to May 1, 2014 were waived.

Amounts due to shareholders for services which are included in accrued expenses, were as follows (see Note 6):

	December 31,
Position	2015	2014
Chief Medical Officer	$57,726	$32,500
Chief Operating Officer	54,439	25,576
Chief Executive Officer	12,358	40,000
	$124,523	$98,076

6.	Stockholders’ Deficit

Convertible Preferred Stock

The rights, preferences and privileges of the Series seed and seed-2 preferred stock are as follows:

Voting

The holders of the Series seed and seed-2 preferred stock shall vote together with the holders of common stock as a single class and not as separate classes on all matters submitted to stockholders for a vote other than matters that must by law be voted by class or series vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

6.	Stockholders’ Deficit – (continued)

Dividends

Series seed and seed-2 preferred stockholders are entitled to receive dividends with respect to any shares of Series seed and seed-2 held by them, only if, when and as such dividends are declared by the Company’s Board of Directors (the “Board”). As of December 31, 2015, the Company has not declared dividends related to the Series seed and seed-2 preferred stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series seed and seed-2 preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock, an amount per share for each share equal to the original issue price computed on pari passu basis among the holders of the preferred stock. After the payment to the holders of preferred stock, the remaining assets of the Company available for distribution by the Company shall be distributed among the holders of the common stock.

Conversion

Each share of Seed and Seed-2 preferred stock shall be convertible, at the option of the holder, into that number of fully paid shares of common stock determined by dividing the preferred stock issue price by the conversion price in effect at the time. The initial conversion price of the Series seed preferred stock is $1 and Series seed-2 preferred stock is $1.70 and are subject to adjustment in accordance with antidilution provisions. All outstanding shares of Series seed and seed-2 preferred stock automatically shall be converted to common stock immediately upon the closing of the Company’s initial public offering or approval of a majority of the outstanding Series seed and seed-2 preferred shares voting as required by the voting agreement.

7.	Equity Incentive Plan

The Company’s stockholders approved the authorization of 955,000 shares of common stock for issuance pursuant to equity-based awards under the plan. The plan provides for grants of equity-based awards, restricted stocks and stock options to employees, consultants, and members of the Board of Directors. Generally, if any shares or options subject to an award granted under the plan expire, or are forfeited, terminated or cancelled without the issuance of shares, the shares subject to such awards are added back into the authorized pool on the same basis that they were removed.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

7.	Equity Incentive Plan – (continued)

The total stock-based compensation expense for employees and non-employees is included in the accompanying statements of operations for the years ended December 31, 2015 and 2014 as follows:

	2015	2014
Research and development	$72,217	$59,238
General and administrative	65,930	11,751
Total	$138,147	$70,989

Restricted Stock

Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at grant date. The fair value of the stock was determined using recent arms’ length transactions involving the sale or transfer of Company’s stock. During the years ended December 31, 2015 and 2014, 134,910 and 95,366 shares, respectively, were issued.

A summary of changes in the Company’s nonvested shares for the year follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2014	244,220	$0.259
Granted	7,219
Vested	(95,366)
Forfeited	-
Nonvested at December 31, 2014	156,073	$0.300
Granted
Vested	(134,910)
Forfeited
Nonvested at December 31, 2015	21,163	$0.853

As of December 31, 2015 and 2014, there was $18,053 and $46,788, respectively, of total unrecognized compensation cost related to non-vested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.2 years and 1.7 years, respectively. The total fair value of shares vested during the years ended December 31, 2015 and 2014 was $28,735 and $23,317, respectively.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

7.	Equity Incentive Plan – (continued)

Stock Options

Option awards have vesting periods ranging from 2 to 5 years and have 7 and 10 year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of an appropriate industry sector index. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

Risk-free interest rate	1.04%
Expected term (in years)	7 and 10
Expected stock price volatility	50%
Dividend yield	0%

The activity in the stock option plan for the year ended December 31, 2015 is summarized as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2014	204,469	$0.079
Granted	204,195	$0.282
Exercised	-	$-
Forfeited or expired	(36,250)	$0.200
Balance at December 31, 2015	372,414	$0.179	6.6	$566,581

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

7.	Equity Incentive Plan – (continued)

Stock Options – (continued)

The activity in the stock option plan for the year ended December 31, 2015 is summarized as follows (continued):

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Fully-vested and expected to vest at December 31, 2015	157,828	$0.095	5.4	$253,306
Exercisable at December 31, 2015	157,828	$0.095	5.4	$253,306

The activity in the stock option plan for the year ended December 31, 2014 is summarized as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2014	79,469	$0.021
Granted	125,000	$0.116
Exercised	-	-
Forfeited or expired	-	-
Balance at December 31, 2014	204,469	$0.079	6.2	$331,436
Fully-vested and expected to vest at December 31, 2014	80,795	$0.039	5.7	$134,173
Exercisable at December 31, 2014	80,795	$0.039	5.7	$134,173

Information related to the stock option plan during each year follows:

	2015	2014

Weighted-average fair value of options granted	$1.343	$1.243

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

7.	Equity Incentive Plan – (continued)

Stock Options – (continued)

As of December 31, 2015 and 2014, there was $305,886 and $169,170 of total unrecognized compensation cost related to nonvested stock options granted under the Plan, respectively. The costs as of December 31, 2015 and 2014 are expected to be recognized over a weighted-average period of 2.7 and 3.0 years, respectively.

8.	Revenue

The Company’s sole source of revenue is grants received to fund certain research activities.

In November 2014, the Company was awarded a grant of $724,859 and during the year ended December 31, 2015, the Company was awarded additional grants amounting to $34,000 from this grantor. During the years ended December 31, 2015 and 2014, the Company earned $244,197 and $130,534 of this grant award, respectively. In February 2016, the Company was awarded $144,970. The entire amount is guaranteed.

Effective January 2014, the Company was awarded and earned a grant of $99,997 from another grantor. In August 2015, the Company was awarded $999,997 from this grantor. During the year ended December 31, 2015 the Company received and earned $233,762.

9.	Income Taxes

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	Year Ended December 31,
	2015	2014
Federal income tax rate	34.00%	34.00%
State taxes, net of federal benefit	5.00%	5.00%
Permanent differences	(0.18)%	(0.29)%
Change in valuation allowance	(38.82)%	(38.71)%
Effective tax rate	0.00%	0.00%

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

9.	Income Taxes – (continued)

Deferred tax assets consist of the following:

	Year Ended December 31,
	2015	2014
Net operating loss carryforwards	$169,490	$119,900
Cash versus accrual adjustments	163,420	37,372
Nonqualified stock option	107,219	32,913
Total deferred tax assets	440,129	190,185
Valuation allowance	(440,129)	(190,185)
Net deferred tax asset	$-	$-

The Company had been organized as an LLC until December 31, 2012, and was not a taxpaying entity for federal or state income tax purposes. As such, losses of the Company were passed to the members on their respective tax returns.

The Company recorded a valuation allowance against its deferred tax assets during the years ended December 31, 2015 and 2014 because the Company’s management believes that it is more likely than not that these assets will not be realized. The valuation allowance increased by approximately $250,000 and $61,000 during the years ended December 31, 2015 and 2014, respectively.

As of December 31, 2015 and 2014, the Company had net federal and state net operating loss carryforwards of approximately $435,000 and $307,000, respectively. These net operating loss carryforwards will expire through 2035 for both federal and state income tax purposes.

The Company has not identified any uncertain tax positions that could lead to possible tax liability or penalty upon examination by a taxing authority, and does not expect this to change significantly over the next twelve months. The Company has not accrued any tax-related interest or penalties. The Company’s federal, Utah and Connecticut income tax returns for tax years 2012 and beyond remain subject to examination.

10.	Commitments and Contingencies

Operating Leases

The Company sub-leases laboratory and administrative space on a month-to-month basis. During the years ended December 31, 2015 and 2014, the monthly rent ranged from $1,160 to $1,800 per month. Rent expense amounted to $19,350 and $15,691 for the years ended December 31, 2015 and 2014, respectively.

JADE THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

10.	Commitments and Contingencies – (continued)

License Agreements

In September 2013, The Company entered into a sublicense agreement in order to use licensed technology to develop the Company’s product. The fee payments are contingent upon raising a certain amount of capital as defined. In September 2015, the agreement was amended by extending the date by which the capital is required to be raised. The defined amount of capital had not been raised as of December 31, 2015. In addition, the agreement includes future minimum annual royalty payments of $30,000 commencing January 1, 2017 through patent expiration dates, as defined, and 6% of annual net sales, as defined in the agreement.

Contingencies

In January 2013, The Company entered into an agreement to defer the payment of certain legal fees. The payment was contingent upon raising a certain amount of capital as defined. In 2015, the aforementioned milestone had been met and $161,470 was recorded.

In December 2014, the Company entered into a service-in-kind agreement with a clinical research organization. The payments for these services are contingent upon income from third parties, based on a percentage of the income, as defined. Income was not received for the year ended December 31, 2015.

In December 2015, the Company entered into an agreement of separation with one of its employees. The unpaid salary of $110,000 is contingent upon raising a certain amount of capital, as defined. The defined amount of capital had not been raised as of December 31, 2015.

11.	Subsequent Events

The Company has evaluated subsequent events through May 23, 2016, the date the financial statements were available to be issued.

On January 1, 2016, the Company was in default of a promissory note balance in amount of $8,237, which is included in accounts payable. The unpaid balance accrues annual interest at 18% until payment in full.

On March 7, 2016, 100% of the outstanding equity interest of the Company was acquired by EyeGate Pharmaceuticals, Inc. (“EyeGate”). All of the Company’s shareholders received 765,728 shares of EyeGate restricted common stock, including 76,571 common shares which will be held back for an 18 month period, according to the agreement. In addition to the EyeGate shares, all of the shareholders are eligible to receive approximately $2.1 million in cash based upon meeting certain achievements, as specified in the purchase agreement.